EXHIBIT 10.15

                                                      [CR Termination Agreement]

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

                             As of October 15, 2003

Mr. Charles F. Ryan III
2312 Lorenzo Drive
Los Angeles, CA 90068

Dear Mr. Ryan:

      This letter confirms that effective as of the date hereof, you have resigned as the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Billy Dead Inc. (the "Company") but are remaining as a director of the Company and are continuing to serve as a member of the Audit Committee of the Board.

      The Company and you have further agreed to sell 144,000 shares of common stock to Peter Fuhrman pursuant to an agreement between the Company, Mr. Fuhrman and you, and to sell 6,000 shares of common stock to Peter Read, a new director of the Company, pursuant to an agreement between the Company, Mr. Read, Julie Lynn and you.

      We have agreed that notwithstanding your termination of employment under the Employment Agreement, in consideration of the services performed by you to date in connection with the formation of the Company and your agreement to continue assisting the Company in its initial public offering (the "IPO"), including contributing your financial expertise to participate with and advise management in the marketing of the Company's offering and the "road show" process, the Company shall pay to you a fee of $25,000 upon the successful completion of the IPO and the issuance by the Corporation to investors of the shares of Series A Preferred Stock registered in the IPO.

      We also acknowledge that the Producer and the Director of the Company's film (the "Picture") have agreed that in consideration for your work to date and for your ongoing assistance in the production of the Picture, you will retain your 1% Participation in the Picture, to become fully vested upon the successful completion of the IPO, and will receive an "Executive Producer" credit for the Picture.

      If the following accurately reflects our agreement, please sign below where indicated and return a copy to us at your earliest convenience.

                                           Very truly yours,
                                           Billy Dead, INC.


                                           /S/ PETER S. FUHRMAN
                                           --------------------
                                           (Peter S. Fuhrman)
                                           President and Chief Executive Officer

ACCEPTED AND AGREED:


/S/ CHARLES F. RYAN III
-----------------------
(Charles F. Ryan III)


                                     II-31